June 4, 2025

Calla Zhao
Chief Financial Officer
BitFuFu Inc.
9 Temasek Boulevard
Suntec Tower 2, #13-01
Singapore 038989

       Re: BitFuFu Inc.
           Form 20-F for Fiscal Year Ended December 31, 2024
           File No. 001-41972
Dear Calla Zhao:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Crypto Assets